UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Clyde W. Wyant, Jr.
   3101 Royal Ashdown Court
   Plano, TX  75093

2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)         5)Amount of    6)Ownership   7)Nature of
  (Instr.3)               action      action   or Disposed of (D)               Securities     Form:         Indirect
                          Date        Code                                      Beneficially   Direct (D)    Beneficial
                                               ------------------------------   Owned at       or            Ownership
                          (Month/                            A or               End of Month   Indirect
                          Day/Year)   Code V   Amount        D        Price     (Instr. 3 and  (I)
                                      (Instr. 8)    (Instr. 3, 4, and 5)          4)          (Instr 4)      (Instr. 4)
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



                                                                1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion 3)Trans-       4)Trans-      5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise  action         action        Securities Acquired (A)    Expiration Date
                               Price of     Date           Code          or Disposed of (D)
                               Derivative
                               Security     Month/Day/Year Code    V     A           D              Date Exercisable Expiration Date
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



Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-     7)Title and Amount of        8)Price     9)Number of    10) Ownership       11)Nature of
Security                       action       Underlying Securities        of Deri-    Derivative     Form of             Indirect
                               Date         (Instr. 3 and 4)             vative      Securities     Derivative          Beneficial
                                            ------------------------     Security    Beneficially   Security:           Ownership
                                                           Amount or     (Instr. 5)  Owned at       Direct (D)
                               Month/Day/                  Number of                 End of Month   or Indirect (I)
                               Year         Title          Shares                    (Instr. 4)     (Instr. 4)          (Instr. 4)
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
Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Clyde W. Wyant, Jr..
DATE 12/20/00